ESCO GLOBAL REALTY CORP.

Own Your Future®

SHARE PURCHASE RIGHTS PLAN DATED FEBRUARY 10, 2009

1.	Purpose and Definitions

1.1.
Purpose.  The purpose of this Plan is to: (a) attract and retain the best available personnel for positions within the ESCO Global Realty System; (b) provide additional incentives to Regional Owners, Franchisees, Sales Agents and Support Staff; (c) provide Regional Owners, Franchisees, Sales Agents and Support Staff with an opportunity to acquire a proprietary interest in the Corporation to encourage their continued provision of services to the ESCO Global Realty System; (d) to provide Regional Owners, Franchisees, Sales Agents and Support Staff with incentives and rewards for participation, performance and recruitment; and (e) generally promote the success of the Corporation’s business and the interests of the Corporation and all of its stockholders, through the grant of share purchase rights to acquire shares of the Corporation’s common stock.

It is the intention of the Corporation that this Plan shall at all times be in compliance with the Securities Laws and inconsistencies between this Plan and the Securities Laws, whether due to inadvertence or changes in the Securities Laws, shall be resolved in favor of the Securities Laws.

1.2.	Definitions. In this Plan:

“Board” means the Board of Directors of the Corporation;

“Corporation” means ESCO Global Realty Corp., a Colorado corporation, and shall include any successor thereto;

“Director” means a member of the Board;

“ESCO Global Realty System” means the system developed by the Corporation relating to the establishment, development and operation of real estate brokerage offices specializing in the marketing of real estate and related services;

“Exercise Price” means the amount payable per Share Purchase Right Share on the exercise of a Share Purchase Right, as specified in the Share Purchase Right Commitment relating to such Share Purchase Right;

“Expiry Date” means the day on which a Share Purchase Right lapses as specified in the Share Purchase Right Commitment relating to such Share Purchase Right or in accordance with the terms of this Plan;

“Franchisee” means a person that has entered into a franchise agreement approved by the Corporation with a Regional Owner which grants the Franchisee a license to use and be part of the ESCO Global Realty System;

“Grant Date” for a Share Purchase Right means the date of grant of the Share Purchase Right by the Board;

“Participant” means a person who is a bona fide Regional Owner, Franchisee, Sales Agent or Support Staff and who is entitled to receive benefits under this Plan;

“Participation Date” means the date on which a Sales Agent, Franchisee, Regional Owner or Support Staff becomes a Participant;

“person” means a corporation or an individual;

“Plan“ means this Share Purchase Rights Plan, as amended from time to time in accordance with the terms hereof;

“Regional Owner” means a Subfranchisor, a corporation or person, that has entered into an agreement with the Corporation which grants the Regional Owner a license, pursuant to the ESCO Global Realty System, to sell franchises and recruit, train and provide certain services to Franchisees within a predefined geographical territory;

“Registration Statement” means a registration statement containing a prospectus filed with the applicable securities regulators to qualify the distribution of securities to Participants pursuant to this Plan;

“Sales Agent” means a licensed real estate sales agent, broker or associate broker whose license is formally registered under a Franchisee’s real estate broker’s license and who has executed a sales representative agreement approved by the Corporation with a Franchisee;

“Securities Laws” means any laws and regulations applicable to this Plan and any Share Purchase Rights granted under this Plan and any rules and policies of any securities regulatory authority that may have lawful jurisdiction over this Plan and any Share Purchase Rights granted under this Plan;

“Shares” means the shares of the common stock, without par value, of the Corporation described in the Corporation’s Articles of Incorporation, as amended;

“Share Purchase Right” means a share purchase right granted under this Plan to a Participant to purchase Share Purchase Right Shares;

“Share Purchase Right Commitment” means the notice of grant of a Share Purchase Right delivered by the Corporation to a Participant in substantially the form of Schedule “A” attached hereto;

“Share Purchase Right Shares” means the Shares that may be issued in the future to a Participant upon the exercise of a Share Purchase Right; and

“Support Staff” means a non-licensed person under written contract approved by the Corporation with a Sales Agent, Franchisee, Regional Owner or the Corporation.

2.	Share Purchase Rights Plan

2.1.
Establishment of the Plan.  There is hereby established this Plan to recognize contributions made by Participants and to create an incentive for their continued assistance to the Corporation’s business.

2.2.
Shares Issuable under the Plan.  Subject to the Securities Laws, the aggregate number of Share Purchase Right Shares that may be issuable pursuant to Share Purchase Rights granted under this Plan shall not exceed the number of Shares reserved for the exercise of Share Purchase Rights pursuant to a Registration Statement valid at the time of the granting of Share Purchase Rights under this Plan.

2.3.
Registration Statement.  Notwithstanding any other provisions in this Plan, the Corporation and its Directors shall not be obligated to issue any Share Purchase Rights, Share Purchase Right Shares or other securities of the Corporation, to any person pursuant to this Plan if (a) such Share Purchase Rights, Share Purchase Right Shares or other securities are not qualified by a Registration Statement applicable to the distribution to such person or (b) such issuance is not in compliance with the Securities Laws.

2.4.
Eligibility.  Share Purchase Rights to purchase Share Purchase Right Shares shall be granted under this Plan to Participants pursuant to section 4.  A Participant that is a corporate entity shall be required to undertake in writing not to effect or permit any transfer of ownership or share of any of its stock, nor issue more of its stock (so as to indirectly transfer the benefits of a Share Purchase Right), as long as such Share Purchase Right remains outstanding, unless the written permission of the Corporation is first obtained.

2.5.
Share Purchase Right Commitment.  All Share Purchase Rights granted under this Plan shall be evidenced by a Share Purchase Right Commitment substantially in the forms attached hereto as Schedule “A” showing the number of Share Purchase Right Shares, the terms of the Share Purchase Right and the Exercise Price.  Subject to specific variations approved by the Board, all terms and conditions set out in this Plan shall be deemed to be incorporated into and form part of a Share Purchase Right Commitment made hereunder.

2.6.
Powers of the Board.  The Board shall be responsible for the general administration of this Plan and the proper execution of its provisions, the interpretation of this Plan and the determination of all questions arising hereunder.  Without limiting the generality of the foregoing, the Board has the power to:

(a)	allot Shares for issuance in connection with the exercise of Share Purchase Rights;

(b)	grant Share Purchase Rights under this Plan;

(c)
subject to the Securities Laws, amend, suspend, terminate or discontinue this Plan, or revoke or alter any action taken in connection therewith, except that no general amendment or suspension of this Plan shall alter or impair any Share Purchase Right previously granted under this Plan unless as a result of a change in Securities Laws;

(d)
delegate all or such portion of its powers under this Plan as it may determine to one or more committees of the Board, either indefinitely or for such period of time as it may specify, and thereafter each such committee may exercise the powers and discharge the duties of the Board in respect of this Plan so delegated to the same extent as the Board is hereby authorized so to do; and

(e)
may in its sole discretion amend this Plan (except for previously granted and outstanding Share Purchase Rights) to reduce the benefits that may be granted to Participants (before a particular Share Purchase Rights is granted) subject to the other terms of this Plan.

3.	Exercise Price and Terms of Share Purchase Rights

3.1.	Exercise Price. The Exercise Price of a Share Purchase Right shall be set by the Board at the time such Share Purchase Right is granted under this Plan and shall be equal to:

(a)
if the Corporation’s Shares are listed for trading on a stock exchange or quoted for trading on the Over-The-Counter Bulletin Board (the “OTCBB”), the closing market price of the Shares on the trading day prior to the Grant Date of the Share Purchase Right; or

(b)	if the Corporation’s Shares are not listed for trading on a stock exchange or quoted for trading on the OTCBB on the Grant Date of the Share Purchase Right, $1.00 per Share.

3.2.	Exercise Period. Subject to other provisions in this Plan, a Share Purchase Right shall be exercisable for a period of three (3) years from the Grant Date.

3.3.	Terms. Subject to section 3.2, the terms of a Share Purchase Right shall be set by the Board at the time such Share Purchase Right is granted under this Plan.

3.4.	Amendment. The terms of a Share Purchase Right may not be amended once the Share Purchase Right is issued.

3.5.
Ceasing to be a Participant.  A Share Purchase Right shall expire immediately at such time as and no Share Purchase Right may be exercised after the Participant has left his or her employment/office or has been advised that his or her services are no longer required or that his or her service contract has expired, except as follows:

(a)
in the case of the death of a Participant, vested Share Purchase Right held by him or her at the date of death shall become exercisable by the Participant’s lawful personal representatives, heirs or executors until the earlier of one year after the date of death of such Participant and the Expiry Date otherwise applicable to such Share Purchase Right;

(b)
Share Purchase Rights granted to a Participant may be exercised in whole or in part by the Participant until the earlier of 30 days from the date the Participant ceases to be employed with or provide services to the Corporation under the franchise structure and the Expiry Date otherwise applicable to such Share Purchase Right; and

(c)	in the case of a Participant being dismissed from employment or service for cause, such Participant’s Share Purchase Rights shall immediately terminate without right to exercise same.

3.6.	Non-Assignable. Subject to subsection 3.5(a), all Share Purchase Rights shall be exercisable only by the Participant to whom they are granted and shall not be assignable or transferable.

3.7.	Adjustment of the Number of Share Purchase Right Shares. The number of Shares subject to a Share Purchase shall be subject to adjustment in the event and in the manner following:

(a)
in the event of a subdivision of Shares as constituted on the date of this Plan, at any time while a Share Purchase Right is in effect, into a greater number of Shares, the Corporation shall thereafter deliver at the time of purchase of Share Purchase Right Shares, in addition to the number of Share Purchase Rights Shares in respect of which the right to purchase is then being exercised, such additional number of Shares as result from the subdivision without a Participant making any additional payment or giving any other consideration therefore;

(b)
in the event of a consolidation of the Shares as constituted on the date of this Plan, at any time while a Share Purchase Right is in effect, into a lesser number of Shares, the Corporation shall thereafter deliver and a Participant shall accept, at the time of purchase of Share Purchase Right Shares, in lieu of the number of Share Purchase Right Shares in respect of which the right to purchase is then being exercised, the lesser number of Shares as result from the consolidation;

(c)
in the event of any change of the Shares as constituted on the date of this Plan, at any time while a Share Purchase Right is in effect, the Corporation shall thereafter deliver at the time of purchase of Share Purchase Right Shares the number of shares of the appropriate class resulting from the said change as a Participant would have been entitled to receive in respect of the number of Shares so purchased had the right to purchase been exercised before such change;

(d)
in the event of a capital reorganization, reclassification or change of outstanding equity shares (other than a change in the par value thereof) of the Corporation, a consolidation, merger or amalgamation of the Corporation with or into any other corporation or a sale of the property of the Corporation as or substantially as an entirety at any time while a Share Purchase Right is in effect, a Participant shall thereafter have the right to purchase and receive, in lieu of the Share Purchase Right Shares immediately theretofore purchasable and receivable upon the exercise of the Share Purchase Right, the kind and amount of shares and other securities and property receivable upon such capital reorganization, reclassification, change, consolidation, merger, amalgamation or sale which the holder of a number of Shares equal to the number of Share Purchase Right Shares immediately theretofore purchasable and receivable upon the exercise of the Share Purchase Right would have received as a result thereof.  The subdivision or consolidation of Shares at any time outstanding (whether with or without par value) shall not be deemed to be a capital reorganization or a reclassification of the capital of the Corporation for the purposes of this subsection 3.7(d);

(e)	an adjustment shall take effect at the time of the event giving rise to the adjustment and the adjustments provided for in this section 3.7 are cumulative;

(f)
the Corporation shall not be required to issue fractional shares in satisfaction of its obligations under this Plan.  Any fractional interest in a Share that would, except for the provisions of this subsection 3.7(f), be deliverable upon the exercise of a Share Purchase Right shall be cancelled and shall not be deliverable by the Corporation and no payment shall be made in lieu thereof; and

(g)
if any questions arise at any time with respect to the Exercise Price or number of Share Purchase Right Shares deliverable upon exercise of a Share Purchase Right in any of the events set out in this section 3.7, such questions shall be conclusively determined by the Corporation’s auditors, or, if they decline to so act, any other firm of Chartered Accountants in the city of the Corporation’s principal executive office that the Corporation may designate and who shall have access to all appropriate records and such determination shall be binding upon the Corporation and all Participants.

4.	Grant of Share Purchase Rights.

4.1.
Share Purchase Rights for Performance.  Within 30 days of the end of any quarter of the Corporation’s business year, the Corporation shall grant Share Purchase Rights to Regional Owners and Franchisees as follows:

(a)
to each Regional Owner, that number of Share Purchase Rights to acquire Shares with a total value equal to one-half of one percent (0.5%) of the total gross commissions earned by all Sales Agents within the Regional Owner’s region during that quarter of the Corporation’s fiscal year; and

(b)
to each Franchisee, that number of Share Purchase Rights to acquire Shares with a total value equal to one-half of one percent (0.5%) of the total gross commissions earned by all Sales Agents within the Franchisee’s offices during that quarter of the Corporation’s fiscal year.

4.2.	Share Purchase Rights for Participation. On their respective Participation Date, the Corporation shall grant Share Purchase Rights to acquire one thousand (1,000) Shares to each Participant.

4.3.
Share Purchase Rights for Recruitment.  Within 30 days of the end of any quarter of the Corporation’s fiscal year, the Corporation shall grant Share Purchase Rights to acquire five hundred (500) Shares to each Participant for each Sales Agent recruited by such Participant.  Each such Share Purchase Right granted pursuant to this section 4.3 is attributable to only one person.

5.	Commitment and Exercise Procedures.

5.1.
Share Purchase Right Commitment.  Upon grant of a Share Purchase Right pursuant to this Plan, an authorized Director or executive officer of the Corporation shall deliver to the Participant a Share Purchase Right Commitment detailing the terms of such Share Purchase Right and upon such delivery the Participant shall be subject to this Plan and have the right to purchase the Share Purchase Right Shares at the Exercise Price set out in such Share Purchase Right Commitment, subject to the terms and conditions of this Plan.

5.2.	Manner of Exercise. A Participant who wishes to exercise his or her Share Purchase Right may do so by delivering to the Corporation:

(a)	a written notice specifying the number of Share Purchase Right Shares being acquired pursuant to the Share Purchase Right; and

(b)	cash or a bank draft payable to the Corporation for the aggregate Exercise Price for the Share Purchase Right Shares being acquired.

5.3.
Delivery of Certificate and Hold Periods.  Within 30 days after receipt of the notice of exercise described in section 5.2 and payment in full for the Share Purchase Right Shares being acquired, the Corporation shall direct its transfer agent to issue a certificate to the Participant for the appropriate number of Share Purchase Right Shares.  Such certificate shall bear a legend stipulating any resale restrictions required under Securities Laws.

6.	General

6.1.
Employment and Services.  Nothing contained in this Plan shall confer upon or imply in favor of any Participant any right with respect to office, employment or provision of services with the Corporation, or interfere in any way with the right of the Corporation to lawfully terminate the Participant’s office, employment or service at any time pursuant to the arrangements pertaining to same.

6.2.
No Representation or Warranty.  The Corporation makes no representation or warranty as to the future market value of Share Purchase Right Shares issued in accordance with the provisions of this Plan or to the effect of any taxing statute governing the Share Purchase Rights or the Share Purchase Right Shares issuable thereunder or the tax consequences to a Participant.  Compliance with Securities Laws as to the disclosure and resale obligations of each Participant is the responsibility of such Participant and not the Corporation.

6.3.	Interpretation. This Plan shall be governed and construed in accordance with the laws of the State of Colorado and the federal laws of United States applicable therein.

6.4.
Amendment of this Plan.  The Board reserves the right, in its absolute discretion, to at any time amend, modify or terminate this Plan with respect to all Share Purchase Right Shares in respect of Share Purchase Rights which have not yet been granted hereunder.  Any amendment to any provision of this Plan shall be subject to any necessary regulatory approvals.

SCHEDULE “A”

ESCO GLOBAL REALTY CORP.

SHARE PURCHASE RIGHTS PLAN DATE FEBRUARY 10, 2009

SHARE PURCHASE RIGHT COMMITMENT

Notice is hereby given that, effective this ______ day of __________________________, 20__ (the “Grant Date”), ESCO GLOBAL REALTY CORP. (the “Corporation”) has granted to ____________________________
____________________________________ (the “Participant”) a Share Purchase Right to acquire _________________ shares of the Corporation’s common stock (the “Share Purchase Right Shares”) until 4:30 p.m. (Pacific Standard Time) on the ____ day of ____________________, 20___ (the “Expiry Date”) at an exercise price (the “Exercise Price”) of $_____ per Share Purchase Right Share.

The grant of the Share Purchase Right evidenced hereby is made subject to the terms and conditions of the Corporation’s Share Purchase Plan dated February 10, 2009, the terms and conditions of which are hereby incorporated.

To exercise your Share Purchase, you must deliver to the Corporation a written notice specifying the number of Share Purchase Right Shares you wish to acquire, together with cash or bank draft payable to the Corporation for the aggregate Exercise Price.  A certificate for the Share Purchase Right Shares so acquired shall be issued by the transfer agent as soon as practicable thereafter and shall bear any necessary non-transferability legend from the date of this Share Purchase Right Commitment.

The Corporation and the Participant represents that the Participant under the terms and conditions of the Plan is a bona fide:

Regional Owner (as defined in Corporation’s Share Purchase Rights Plan dated February 10, 2009)

Franchisee (as defined in Corporation’s Share Purchase Rights Plan dated February 10, 2009)

Sales Agent (as defined in Corporation’s Share Purchase Rights Plan dated February 10, 2009)

Support Staff (as defined in Corporation’s Share Purchase Rights Plan dated February 10, 2009)

entitled to receive Share Purchase Rights under applicable securities laws.

Authorized Signatory

By signature hereunder, the Participant hereby acknowledges receipt of this Share Purchase Rights Commitment and hereby consents to the Corporation’s collection, use and disclosure of his/her/its personal information for the purposes of the Corporation’s grant of the Share Purchase Right(s) evidenced by this Share Purchase Right Commitment.  The Participant further acknowledges that, from time to time, the Corporation may be required to disclose such personal information to securities regulatory authorities and stock exchanges and, by providing such personal information to the Corporation, the Participant hereby expressly consents to such disclosure.

____________________________________
Participant